Exhibit 10.1

[FORM OF TARGET AWARD NOTIFICATION LETTER (FISCAL 2011)

UNDER FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN]

FARMER BROS. CO.

Compensation Committee

20333 South Normandie Avenue

Torrance, California 90502

September     , 2010

[Name]

[Address]

Re:	Incentive Compensation Plan

Dear                      :

The Compensation Committee (“Committee”) has chosen you to be a participant in the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”) for fiscal 2011. Your target award for fiscal 2011 is equal to     % of your annual base salary (“Target Bonus Percentage”). Your target award was determined by the Committee based on your expected total compensation, job responsibilities, [and] expected job performance [and your employment agreement].

In general, your bonus for fiscal 2011 will be determined primarily by measuring the Company’s financial performance and your achievement of individual goals which the Committee has assigned to you. The method for determining your bonus is described below.

Company Financial Performance

In calculating your bonus under the Plan, Company financial performance will be weighted at 80%. Company financial performance will be gauged by the level of achievement of operating cash flow as determined from the Company’s audited financial statements. “Operating cash flow” is defined as income from operations after executive bonus accruals, excluding non-recurring items such as income from the sale of capital assets, severance paid or payable to terminated employees, interest expense, depreciation and amortization, pension related expense and ESOP compensation expense. Subject to the Committee’s discretion under the Plan, threshold operating cash flow of $24 million must be achieved in fiscal 2011 to earn any bonus payout under the Plan. Assuming this threshold is reached, a percentage of achievement ranging from 80% for operating cash flow of $24 million to 150% for operating cash flow of $45 million or more will be assigned in proportion to the level of operating cash flow achieved.

Individual Performance

In calculating your bonus under the Plan, individual performance will be weighted at 20%. Each goal will be weighted as shown below. The Committee has assigned the following individual goals to you for fiscal 2011:

Goal	Weighting
%
%
%
%
%
%
%
%
%

[NAME]

September     , 2010

Bonus Determination

After the end of the fiscal year and promptly upon availability of the Company’s audited financial statements, the Committee will determine the Company’s level of operating cash flow and the resulting percentage of achievement.

At such time, the Committee will also determine your percentage of achievement of each of the assigned individual goals in a range of 0% to 150% as determined by the Committee in its discretion, and each goal will be weighted as shown above to arrive at a composite percentage for achievement of the assigned goals.

The achievement percentages for operating cash flow and for your assigned goals will be added together and multiplied by your Target Bonus Percentage. The product will be multiplied by your fiscal 2011 annual base salary. The result will be the amount of your preliminary bonus award for fiscal 2011. The preliminary bonus award is subject to adjustment, upward or downward, by the Compensation Committee in its discretion. The Committee also has the discretion to alter the Company financial performance measure and individual goals during the year and to decline to award any bonus should the Committee determine such actions to be warranted by a change in circumstances. Accordingly, no bonus is earned unless and until an award is actually made by the Committee after year-end.

Example

Assume that your annual base salary for fiscal 2011 is $250,000, your target award is 40% of your annual base salary and that Company financial performance is to be weighted at 80% and individual goals are to be weighted at 20%. Assume also that you have been assigned four individual goals, weighted evenly. Assuming the levels of achievement set forth below, your bonus would be determined as follows:

Performance Measure/Goal	Weighting	Achievement	Achievement %	Weighted Level of Achievement (Weighting x Achievement %)
Operating Cash Flow	80%	$30 million	100%	80%
Individual Goal #1	5%	—	100%	5%
Individual Goal #2	5%	—	50%	2.5%
Individual Goal #3	5%	—	125%	6.25%
Individual Goal #4	5%	—	75%	3.75%
Total achievement percentage				97.5%

The preliminary bonus is the product of your total achievement percentage multiplied by your Target Bonus Percentage multiplied by your base salary. In the above example, the preliminary bonus amount is $97,500 (97.5% x 40% x $250,000). The Committee has discretion to change your preliminary bonus amount to arrive at your final bonus amount. However, absent extraordinary circumstances, the Committee does not intend to exercise discretion to award bonuses if the threshold operating cash flow of $24 million is not achieved.

The Committee intends that the bonus structure described above will encourage teamwork among key management personnel as well as individual achievement. The Company and individual goals are not intended to be easily achievable. The Committee can determine to pay awards on a current or deferred basis, or partly on each.

All awards are governed by the Plan provisions which control any inconsistency with this letter. A copy of the Plan is enclosed.

Please let me know if you have any questions. We wish you great success for fiscal 2011!

Very truly yours,

Thomas A. Maloof
Compensation Committee Chairman

cc: Compensation Committee Members